SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
AMERICAN RARE EARTH LLC

This Second Amended and Restated Operating Agreement (this "Agreement") of American Rare Earth LLC, an Indiana limited liability company (the "Company"), is entered into as of January 10, 2022 by and among the Members executing this Agreement as of the date hereof and each other Person who after the date hereof becomes a Member in accordance with the terms of this Agreement. This Agreement amends and restates in its entirety the First Amended Operating Agreement of the Company, dated October 28, 2020 (the "A/R Operating Agreement"), which amended and restated in its entirety the Operating Agreement of the Company, dated June 8, 2020.

Recitals

WHEREAS, the Company was formed under the laws of the State of Indiana by the filing of Articles of Organization with the office of the Secretary of State of the State of Indiana (the "State Office") on June 8, 2020; and

WHEREAS, the Articles of Organization were amended by the filing of Articles of Amendment with the State Office on November 19, 2021 and January 10, 2022, respectively,

WHEREAS, the Members desire to adopt and enter into this Agreement as the operating agreement of the Company as contemplated by the Act.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Members hereby agree as follows:

Article I
Defined Terms

Section 1.1 The following initially capitalized terms shall have the meanings set forth below in this Section 1.1.

"Act" means the Indiana business flexibility act, *Ind. Code* §§ 23-18-1-1 *et seq.*, as amended from time to time (or the corresponding provisions of succeeding law).

"Agreement" has the meaning set forth in the preamble.

"ARC" means American Resources Corporation, a Florida corporation.

"Articles" means the Articles of Organization of the Company filed with the State Office on June 8, 2020, as amended on November 19, 2021 and again on January 10, 2022, and as the same may be further amended, restated or otherwise modified from time to time.

"Board" has the meaning set forth in Section 4.4.

"Capital Account" has the meaning set forth in Section 5.3.

"Capital Contribution" means, with respect to each Member, the amount of cash or property contributed to the capital of the Company by such Member, as reflected on the books and records of the Company.

"Code" means the Internal Revenue Code of 1986, as amended from time to time (or the corresponding provisions of succeeding law).

"Company" has the meaning set forth in the recitals.

"Company Minimum Gain" means "partnership minimum gain" as defined in Regulations Section 1.704-2(b)(2), substituting the term "Company" for the term "partnership" as the context requires.

"Equity Security" has the meaning set forth in Section 8.3.

"Exempt Security" means: (i) Membership Interests, or options or other rights to acquire Membership Interests issued or issuable to service providers of the Company in which the primary purpose for the issuance is compensation for such Person and not to raise capital; (ii) Membership Interests issued in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, sale of assets, sale or exchange of Membership Interests or otherwise; and (iii) Membership Interests issued or issuable in connection with strategic alliances or joint ventures in which the primary purpose for the transaction is not to raise capital.

"HG Ventures" means HG Ventures LLC, a Delaware limited liability company.

"Majority-in-Interest" means, at any given time, Members who hold in the aggregate more than fifty percent (50%) of the combined voting power of the Membership Interests of the Company.

"Manager(s)" has the meaning set forth in Section 4.5.

"Member" means, collectively, each Person identified as a Member on the Members Schedule as of the date hereof and who has executed this Agreement or a counterpart thereof, and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act. The Members shall constitute the "members" (as that term is defined in the Act) of the Company.

"Member Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

"Member Nonrecourse Debt" means "partner nonrecourse debt" as defined in Regulations Section 1.704-2(b)(4), substituting the term "Company" for the term "partnership" and the term "Member" for the term "partner" as the context requires.

"Member Nonrecourse Deduction" means "partner nonrecourse deduction" as defined in Regulations Section 1.704-2(i)(2), substituting the term "Company" for the term "partnership" and the term "Member" for the term "partner" as the context requires.

"Membership Interest" means an interest in the Company owned by a Member, including such Member's right (a) to its distributive share of the profits, losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Act.

"Nonrecourse Deduction" has the meaning set forth in Regulations Section 1.704-2(b), substituting the term "Company" for the term "partnership" and the term "Member" for the term "partner" as the context requires.

"Nonrecourse Liability" has the meaning set forth in Regulations Section 1.704-2(b)(3).

"Percentage Interests" has the meaning set forth in Section 4.2.

"Person" means any individual, partnership, corporation, trust, limited liability company, business association, court, governmental agency or other entity.

"Regulations" means the final, temporary or proposed regulations issued by the United States Department of Treasury pursuant to its authority under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Revised Partnership Audit Rules" has the meaning set forth in Section 7.2(c).

"State Office" has the meaning set forth in the recitals.

"Tax Matters Representative" has the meaning set forth in Section 7.2(a).

"Transfer" means to sell, transfer, assign, gift, pledge, encumber, hypothecate or similarly dispose of, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, gift, pledge, encumbrance, hypothecation, or similar disposition of, any Membership Interests or any interest (including a beneficial interest) therein. "Transfer" when used as a noun shall have a correlative meaning.

Article II
Organization

Section 2.1 Organization of the Company. The Company has been formed as a limited liability company under the laws of the State of Indiana by the filing of the Articles with the State Office. This Agreement constitutes the "operating agreement" (as that term is used in the Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members and the Managers shall be determined pursuant to the Act, the Articles and this Agreement. To the extent that the rights, powers, duties, obligations or liabilities of any Member or the Managers are

different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2 Name. The name of the Company shall be "American Rare Earth LLC" or such other name as may be selected by the Managers from time to time.

Section 2.3 Principal Office. The principal office of the Company shall be located at 12115 Visionary Way, Suite 174, Fishers, IN, 46038. The location of the Company's office may be changed from time to time by the Managers.

Section 2.4 Registered Agent and Registered Office. The Company shall at all times maintain a registered agent and a registered office in the State of Indiana required by the Act.

Article III
Purposes and Powers

Section 3.1 Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

Section 3.2 General Powers. The Company shall have all powers granted to limited liability companies under the Act.

Section 3.3 Term. The term of the Company shall continue until its date of dissolution as provided in Article IX.

Section 3.4 No State-Law Partnership; Taxation as a Partnership. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and, to the extent permissible, the Company shall elect to be treated as a partnership for such purposes. The Company and each Member shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment, and no Member shall take any action inconsistent with such treatment. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or Manager shall be a partner or joint venturer of any other Member or Manager, for any purposes other than as set forth in the first sentence of this Section 3.4.

Article IV
Members and Membership Interests; Board of Managers and Managers

Section 4.1 Admission of Members. Each Member listed on the Member Schedule is hereby admitted as a Member in accordance with the Act. In order for any Person not already a Member to be admitted as a Member, whether pursuant to a Transfer or issuance of Membership Interests, such Person shall have executed and delivered to the Company a written undertaking, in form and substance acceptable to (i) the Board of Managers and (ii) the Members holding a majority of the Percentage Interests, pursuant to which such Person agrees to be fully bound by, and subject to, all of the provisions of this Agreement applicable to Members as though an original party hereto. Upon the amendment of the Members Schedule by the Managers and the satisfaction

of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Membership Interests, such Person shall be admitted as a Member, shall be a party hereto, shall be deemed listed as such on the books and records of the Company, and thereupon shall be issued his, her, or its Membership Interests.

Section 4.2 Membership Interests. As provided herein, certain of the rights associated with the Membership Interest of each Member shall be expressed as a percentage interest ("Percentage Interests"). The sum of all Percentage Interests shall at all times equal one hundred percent (100%).

Section 4.3 Members Schedule. The names and addresses of the Members, and their respective Percentage Interests, are set forth on Schedule A (the "Members Schedule"), which shall be revised from time to time as necessary by the Managers to reflect the admission of additional or substitute Members, the withdrawal of Members, and the Transfer or issuance of Membership Interests in accordance with this Agreement.

Section 4.4 Board of Managers. The business and affairs of the Company shall be vested in and directed and managed by a Board of Managers (the "Board"). The Board shall direct, manage and control the business of the Company. Except for situations in which the approval of the Members is expressly required by this Agreement or by the Act, the Board shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. All actions taken by the Board on behalf of the Company shall be made in accordance with Section 4.9. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if the number of Managers required to approve the action at a meeting of the Board consent thereto in writing. Action taken under this Section 4.4 is effective when the last Manager signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. No individual Manager shall have the authority to take any action on behalf of the Company or to bind the Company in any manner except as specifically provided in this Agreement or as authorized by the Board.

Section 4.5 Managers: Number, Composition, Tenure and Qualifications. The Board shall consist of four (4) Managers comprised as follows:

(a) For so long as HG Ventures and/or its permitted transferees hold Membership Interests of the Company, one (1) Manager designated by HG Ventures (the "HGV Manager"). The HGV Manager shall initially be Jonathan Schalliol.

(b) Three (3) Managers designated by a Majority-in-Interest of the Members (the "Founding Managers"). The Founding Managers shall initially be Mark Jensen, Thomas Sauve, and Kirk Taylor.

Each Manager shall serve indefinite terms on the Board until his or her earlier death, resignation or removal. The Managers need not be residents of the State of Indiana or employees or Members of the Company.

On any matter related to the election of one or more Managers presented to the Members for a vote, each Member agrees that it shall (i) vote all of its Membership Interests and (ii) take all other actions within its control in its capacity as a Member of the Company or otherwise (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), in each case in a manner consistent with the provisions of this Section 4.5.

Section 4.6 Resignation of Managers. A Manager may resign at any time by giving written notice to the Board specifying the date that such resignation is to take effect. If such written notice does not contain an effective date for the resignation, such resignation shall be effective upon receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.7 Removal of Managers. A Manager may be removed only by the Person or Persons entitled to designate such Manager pursuant to Section 4.5.

Section 4.8 Vacancies in Managers. Any vacancy for any reason occurring on the Board may be filled only by the Person or Persons entitled to designate such Manager pursuant to Section 4.5 at the time such vacancy occurs. The failure to fill a vacancy occurring among the Managers shall not prevent the Board from taking any action on behalf of the Company as long as the quorum requirements of Section 4.9 are satisfied.

Section 4.9 Quorum; Vote Required; Written Actions of Managers.

(a) Except as otherwise expressly required by this Agreement, a majority of all of the Managers (excluding, for the avoidance of doubt, any then-vacant Manager seats) shall be necessary to constitute a quorum for the transaction of any business to come before the Board, and on each matter to come before the Board at which a quorum is present, the affirmative vote of a majority of all of the Managers (excluding, for the avoidance of doubt, any then-vacant Manager seats) shall be required in order for the matter to be approved by and constitute the act of the Board.

(b) Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if the number of Managers required to approve the action at a meeting of the Board consent thereto in writing. Action taken under this subsection (b) is effective when the last Manager required to approve the action signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date.

Section 4.10 Meetings of Members. The Members shall meet annually at such times as shall be determined by resolution of the Board for the purpose of transacting such business as may come before the meeting; provided, however, that the failure to hold an annual meeting shall not be grounds for dissolution of the Company. Special meetings of the Members, for any purpose or purposes, may be called by the Board or any Member or Members holding at least twenty five percent (25%) of the outstanding Percentage Interests. The Board may designate any place, either within or outside the State of Indiana, as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the Company. Members may participate in any annual or special meeting through the use of any means of

communications by which all of the Members may simultaneously hear each other during the meeting. A Member participating in a meeting by this means is deemed to be present in person at the meeting.

Section 4.11 Notice and Record Date of Meetings. Except as otherwise provided herein, written notice stating the place, day and hour of a meeting and the purpose or purposes for which the meeting is called shall be delivered not less than five (5) days before the date of the meeting, either personally or by mail, or for notice delivered by electronic or telephonic means, not less than two (2) days before the date of the meeting, to each Member entitled to vote at such meeting. Members may waive prior notice by attending the meeting or by executing a written waiver of notice before or after the meeting. The date on which notice of the meeting is mailed shall be the record date for such determination of Members entitled to notice of or to vote at any meeting of Members.

Section 4.12 Quorum. Except as otherwise expressly required or permitted by this Agreement, a Majority-in-Interest of the Members entitled to vote on any matter represented in person or by proxy shall constitute a quorum at any meeting of Members. If a quorum is present, the affirmative vote of a Majority-in-Interest of the Members who are entitled to vote on an action shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Articles or by this Agreement.

Section 4.13 Action by Members Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members approving such action and delivered to the Board for filing with the Company records. The written consent will be effective upon approval by Members holding the Percentage Interests necessary to approve the action. Any action taken under this Section 4.13 is effective when the Members holding the number of necessary Percentage Interests have signed the consent, unless the consent specifies a different effective date, in which case the action is effective on or as of the specified date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

Section 4.14 Approval of Certain Actions by HG Ventures. Notwithstanding any other provision in this Agreement to the contrary, for so long as HG Ventures and/or its permitted transferees hold Membership Interests, the following actions shall require the written approval of HG Ventures (in addition to any other approvals required under this Agreement or applicable law):

(a) Amending the Company's Articles or this Agreement in any way that would adversely affect HG Ventures;

(b) The Company entering into or being a party to any transaction with any Affiliate of the Company, or any Manager, officer, or employee of the Company or any "associate" (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of any such Person, other than those transactions occurring under normal course of business of the Company;

(c) The Company making any loans or incurring any indebtedness in excess of $2,000,000 in the aggregate;

(d) Any Member making an additional Capital Contribution to the Company;

(e) The Company issuing or obligating it to issue any Membership Interest;

(f) Any action that would change HG Venture's Percentage Interests;

(g) The Company acquiring or investing in any business or entity, or divesting any business;

(h) The Company initiating an initial public offering of any Equity Security;

(i) Changing the nature of the Company's business to something other than the rare earth and critical element extraction and processing business or entering into a new line of business outside of the rare earth and critical element extraction and processing business;

(j) Dissolving, liquidating or winding up the Company; or

(k) Instituting any insolvency or bankruptcy proceeding with respect to the Business.

Section 4.15 Liability and Indemnity. The debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Managers nor the Members shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Manager or a Member, as applicable, or otherwise participating in the management of the Company. To the fullest extent not prohibited under the Act, the Managers and the Members (irrespective of the capacity in which they act) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim or expense (including attorneys' fees) whatsoever incurred by the Managers or the Members, as appropriate, relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Managers or the Members on behalf of the Company; provided, however, that any indemnity under this Section 4.15 shall be provided out of and to the extent of Company assets only, and neither the Managers, the Members nor any other Person shall have any personal liability on account thereof.

Article V
Contributions and Capital Accounts

Section 5.1 Capital Contributions. Each Member has made a Capital Contribution to the Company as of the date of this Agreement. No further contributions of capital to, or financial accommodations for the benefit of, the Company shall be required of or made by the Members except as approved by the Board of Managers and in accordance with Section 4.14. Additional Capital Contributions by a Member shall increase such Member's Capital Account, but such Capital Contribution shall not increase such Member's Percentage Interests (nor decrease any

other Member's Percentage Interests), unless approved by all Members or unless made as part of a capital raise by the Company pursuant to an offering of Equity Securities that includes Persons not already a Member of the Company. Any Capital Contribution by a Person not already a Member of the Company, shall correspondingly adjust the Members' Percentage Interests upon such Person being issued Membership Interests in the Company and being admitted as a Member of the Company.

Section 5.2 Interest; Priority; Return of Capital. No interest shall be paid by the Company on Capital Contributions. No Member shall be entitled to priority over any other Member as to a return of his, her or its Capital Contribution or as to allocations of net profits, net losses or distributions, except as specifically set forth in this Agreement. No Member shall be entitled to the return of his, her or its Capital Contributions except: (a) as provided for herein; (b) as required by law; (c) to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law; or (d) upon dissolution of the Company, and then only to the extent expressly provided for in this Agreement. No Member shall have any right to demand or receive property other than cash in return for his, her or its Capital Contribution.

Section 5.3 Capital Account Maintenance. The Company shall establish and maintain for each Member a separate capital account (a "Capital Account") on its books and records in accordance with Section 704(b) of the Code and Section 1.704-1(b)(2)(iv) of the Regulations and in accordance with such other provisions of Section 1.704-1(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of such Regulations. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations, and the provisions hereof shall be interpreted and applied in a manner consistent therewith. The amount of the initial Capital Account balance of each Member as of the date of this Agreement shall equal the same portion of the aggregate Capital Account balances of all the Members as their respective shares of the Percentage Interests of all Members as of the date of this Agreement.

Section 5.4 Negative Capital Account Balances. In the event that any Member shall have a deficit balance in his, her or its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by applicable law.

Article VI
Allocations and Distributions

Section 6.1 Allocation of Profits and Losses. Except as otherwise specifically provided in this Agreement, the profits and losses of the Company shall be allocated pro rata among the Members in accordance with their respective Percentage Interests; provided, however, that no losses (or items thereof) shall be allocated to a Member under any provision of this Agreement to the extent that such allocation would result in or cause a further increase in such Member's Capital Account deficit (as determined for purposes of Regulations Section 1.704-1(b)(2)(ii)(d)), unless no Member has a positive Capital Account balance.

Section 6.2 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

Section 6.3 Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be allocated among the Members pro rata in accordance with their respective Percentage Interests. The "excess nonrecourse liabilities" (as defined in Regulations Section 1.752-3(a)) shall be allocated to the Members pro rata in accordance with their respective Percentage Interests.

Section 6.4 Qualified Income Offset. In the event any Member has a deficit Capital Account at the end of any fiscal year of the Company which is in excess of the sum of (a) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (b) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income and gain in the amount of such excesses as quickly as possible.

Section 6.5 Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain or Company Minimum Gain, special allocations of Company income and gain shall be made to the Members in a manner that satisfies Regulations Sections 1.704-2 (f), (g) and (i)(4).

Section 6.6 Non-Liquidating Distributions. Subject to Section 6.7, Section 6.8 and Section 9.2(c): (a) the timing and amount of distributions to the Members, if any, shall be determined by the Managers; and (b) all such distributions shall be made to the Members pro rata in accordance with their respective Percentage Interests.

Section 6.7 Income Tax Distributions. Subject to Section 6.8, the Company shall make distributions of cash to the Members in each calendar year, or succeeding calendar year, in sufficient amounts for the Members to pay on a timely basis federal, state, and local income taxes on the Company's taxable income and gain (net of deductions and credits) for such calendar year to the extent distributions made under Section 6.6 for such year are not sufficient for this purpose. All distributions under this Section 6.7 will be made among the Members in proportion to their allocable share of taxable income of the Company for such calendar year. Any amount distributed under this Section 6.7 shall be treated as distributions under Section 6.6 and shall be credited against amounts otherwise distributable under Section 6.6 to any Member.

Section 6.8 Restrictions on Distributions. Notwithstanding the foregoing, in no event shall the Company make any distributions to its Members if such distribution would violate the provisions of *Ind. Code* § 23-18-5-6.

Article VII
Accounting and Tax Matters

Section 7.1 Fiscal Year. The Company's fiscal year shall be the calendar year or such other period as the Managers shall determine.

Section 7.2 Tax Matters Representative.

(a) Appointment; Resignation. The Members hereby appoint the Manager // American Resources Corporation or Kirk Taylor as the "partnership representative" as provided in Section 6223(a) of the Code (the "Tax Matters Representative"). The Tax Matters Representative can be removed at any time by a vote of Members holding a majority of the Percentage Interests, and shall resign if he, she or it is no longer a Member. In the event of the resignation or removal of the Tax Matters Representative, the holders of a majority of the Percentage Interests shall appoint a new Tax Matters Representative.

(b) Tax Examinations and Audits. The Tax Matters Representative is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by any federal, state, local or foreign taxing authority, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall have sole authority to act on behalf of the Company in any such examinations and any resulting administrative or judicial proceedings, and shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority.

(c) U.S. Federal Tax Proceedings. To the extent permitted by applicable law and regulations, the Tax Matters Representative will cause the Company to annually elect out of the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the Bipartisan Budget Act of 2015 (the "Revised Partnership Audit Rules") pursuant to Section 6221(b) of the Code. For any year in which applicable law and regulations do not permit the Company to elect out of the Revised Partnership Audit Rules, then within forty-five (45) days of any notice of final partnership adjustment, the Tax Matters Representative will cause the Company to elect the alternative procedure under Section 6226 of the Code, and furnish to the Internal Revenue Service and each Member (including former Members) during the year or years to which the notice of final partnership adjustment relates a statement of the Member's share of any adjustment set forth in the notice of final partnership adjustment.

(d) Section 754 Election. The Tax Matters Representative shall make an election under Section 754 of the Code, if requested in writing by one or more Members holding a majority of the Percentage Interests.

(e) Indemnification. The Company shall defend, indemnify, and hold harmless the Tax Matters Representative against any and all liabilities sustained as a result of any act or decision concerning Company tax matters and within the scope of such Person's responsibilities as Tax Matters Representative, so long as such act or decision was done or made in good faith and does not constitute gross negligence or willful misconduct.

Section 7.3 Books of Account and Records. The Board of Managers shall cause proper and complete records and books of account of the Company to be kept in which shall be entered fully and accurately all transactions and other matters relating to the Company's business in such detail and completeness as is required by the Act and is customary and usual for businesses of the type engaged in by the Company. The books and records at all times shall be maintained at the

principal office of the Company (and, to the extent required to be kept at the registered office, also maintained at the registered office) and shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives during reasonable business hours.

Section 7.4 Financial and Tax Information. Within ninety (90) days after the end of each fiscal year, the Company shall furnish to each Person who was a Member during such period financial statements of the Company and all other information necessary for the preparation of such Person's federal and state income tax returns.

Article VIII
Restrictions on Transfer of Membership Interest; Pre-Emptive Rights

Section 8.1 General Transfer Restrictions.

(a) Except as permitted pursuant to Section 8.2, no Member shall Transfer all or any portion of its Membership Interest in the Company, except with the written consent of the Board of Managers and all of the other Members (it being understood that no such consent shall be required if the Company has only one Member).

(b) Notwithstanding any other provision of this Agreement (including Section 8.2), each Member agrees that such Member shall not Transfer all or any portion of his, her or its Membership Interests, and the Company agrees that it shall not issue any Membership Interests:

(i) except as permitted under the Securities Act of 1933, as amended (the "Securities Act") and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer or issuance would cause the Company to be considered a "publicly traded partnership" under Section 7704(b) of the Code within the meaning of Section 1.7704-1(h)(1)(ii) of the Regulations, including the look-through rule in Section 1.7704-1(h)(3) of the Regulations;

(iii) if such Transfer or issuance would affect the Company's existence or qualification as a limited liability company under the Act;

(iv) if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v) if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vi) if such Transfer or issuance would cause the assets of the Company to be deemed "plan assets" as defined under the Employee Retirement Income

Security Act of 1974 or its accompanying regulations or result in any "prohibited transaction" thereunder involving the Company.

(c) Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company's books, and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Membership Interest for all purposes of this Agreement.

(d) No Transfer of Membership Interests to a Person not already a Member shall be deemed completed until the prospective transferee is admitted as a Member in accordance with the provisions of Section 4.1 of this Agreement.

(e) For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment, or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term "Membership Interest," unless otherwise explicitly agreed to by the parties to such Transfer.

Section 8.2 Permitted Transfers. The provisions of Section 8.1(a) shall not apply to any Transfer by any Member of all or any portion of his, her or its Membership Interest to (a) such Member's spouse, parent, siblings, descendants (including adoptive relationships and stepchildren), and the spouses of each such individual (collectively, "Family Members"); (b) a trust under which the distribution of Membership Interests may be made only to such Member and/or any Family Member of such Member; (c) a charitable remainder trust, the income from which will be paid to such Member during his life; (d) a corporation, partnership or limited liability company, the stockholders, partners, or members of which are only such Member and/or Family Members of such Member; or (e) by will or by the laws of intestate succession, to such Member's executors, administrators, testamentary trustees, legatees, distributees, or beneficiaries.

Section 8.3 Pre-Emptive Rights.

(a) Subject to Section 8.4, and except for any Exempt Security, the Company shall not issue (i) any Membership Interests, (ii) any Membership Interest equivalent, (iii) any security convertible into or exercisable for any Membership Interest or Membership Interest equivalent, or (iv) any other equity security of the Company, including, without limitation, any rights to subscribe for, purchase or otherwise acquire any Membership Interest or other equity security of the Company (each an "Equity Security" and, collectively, the "Equity Securities") unless, in each case, the Company shall have first complied with this Section 8.3.

(b) The Company shall give written notice of any issuance of Equity Securities (the "Preemptive Offer Notice") to each Member. The Preemptive Offer Notice shall (i) state the amount of Equity Securities to be issued, the purchase price therefore, and a summary of the other material terms of the proposed issuance; and (ii) subject to Section 8.4, offer to issue ("Preemptive Offer") to each Member such Member's pro rata share of

such Equity Securities based upon each Member's Percentage Interests (with respect to each Member, the "Offered Equity Securities"), or as may otherwise be agreed among the other Members declaring their desire to so purchase, except that if such other Members cannot agree, then, in addition, such other Members may purchase their pro rata share of such Offered Equity Securities as to which one or more Members decline to exercise their right to purchase upon the terms and subject to the conditions set forth in the Preemptive Offer, which shall remain open for a period of fifteen (15) days from the date of such Preemptive Offer Notice.

(c) Subject to Section 8.4, A Member's intention to accept a Preemptive Offer, in whole or in part, shall be evidenced by a writing signed by the Member and delivered to the Company prior to the end of the fifteen (15) day period of such Preemptive Offer (the "Notice of Acceptance"), setting forth such portion of the Offered Securities that the Member elects to purchase.

(d) The Company shall have ninety (90) days following the expiration of the fifteen (15) day period referred to above to issue all or any part of any remaining Offered Securities, not covered by all Notices of Acceptance, if any, to any other Person, but only upon terms and conditions which are no more favorable than those set forth in the Offer Notice. Subject to Section 8.4, if the Company does not consummate the issuance of all or part of the remaining Offered Securities to such other Persons within such ninety (90) day period, the preemptive rights hereunder shall be deemed to be revived and such Equity Securities shall not be offered unless first reoffered to the Members in accordance with this Section 8.3.

Section 8.4 Rights of HG Ventures to Participate in Capital Raise. Notwithstanding Section 8.3, HG Ventures is hereby granted the right to purchase up to twenty-five percent (25.00%) of the total capital raised in the Company's next offering of Equity Securities after the date of this Agreement resulting in gross proceeds of new money of not less than Two Million Dollars ($2,000,000) (the "Next Offering") on the same terms as other investors in such offering of Equity Securities. The Company shall follow similar Member notice procedures as provided in Section 8.3 with the exception that the pro rata share shall be adjusted to accommodate HG Ventures' right to acquire up to 25.00% of the Next Offering.

Article IX
Dissolution and Liquidation

Section 9.1 Dissolution and Termination of the Company. The Company shall be dissolved and is affairs wound up only upon: (a) an election to dissolve the Company made by the Board of Managers and the holders of a Majority-in-Interest of the Members; (b) the sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all the assets of the Company; or (c) the entry of a decree of judicial dissolution under the provisions of *Ind. Code* § 23-18-9-2.

Section 9.2 Liquidation.

(a) Following dissolution of the Company, the Board of Managers (or another Person selected by the Board of Managers) shall act as liquidator to wind up the Company (the "Liquidator"). The Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b) As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(d) *first*, to the payment of all of the Company's debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(e) *second*, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(f) *third*, to the Members in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

Article X
Miscellaneous

Section 10.1 Notices. Except as otherwise provided herein, all notices, demands, consents, approvals, requests, offers or other communications which any of the parties to this Agreement may desire or shall be required to give hereunder shall be in writing and shall be given by: (a) registered or certified mail, return receipt requested; (b) personal delivery, including delivery via messenger or courier service; or (c) electronic transmission (*e.g.*, via email or facsimile). All notices shall be addressed to the recipient at the address contained on the books of the Company. Any Member may designate another address (or change its address) for notices hereunder by delivery of a written notice to the Company in accordance with the provisions of this Section 10.1. Any notice sent in compliance with the above provisions shall be deemed given on the date received, except that notices sent by registered or certified mail, return receipt requested, shall be deemed given on the third (3rd) business day next succeeding the day on which it was sent, or, if sooner, on the actual date received.

Section 10.2 Governing Law. The construction and enforcement of this Agreement shall be governed by the laws of the State of Indiana (without regard to the conflicts of law principles thereof).

Section 10.3 Representatives and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, personal or legal representatives, successors and permitted assigns.

Section 10.4 Entire Agreement. This Agreement, together with the Articles and the Members Schedule, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

Section 10.5 Amendments; Waivers. Subject to Section 4.14(a), no provision of this Agreement may be amended or modified except by an instrument in writing executed by a Majority-in-Interest of the Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to the Members Schedule may be made by the Managers in accordance with Section 4.3. No waiver by any Member of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Member so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one document.

Section 10.7 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any Person or circumstance is, for any reason and to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the fullest extent permitted by law.

Section 10.8 Construction. The Article and Section titles used in this Agreement are solely for convenience and neither modify nor limit the provisions of this Agreement. Any references herein to Articles and Sections shall be deemed to refer to the Articles and Sections of this Agreement, as the case may be, unless otherwise specified. If the context so requires, the masculine shall include the feminine and the neuter, and the singular shall include the plural, and vice versa.

Section 10.9 Third Party Beneficiary. Subject to Section 10.3, no Person other than a Member shall have any legal or equitable right, remedy or claim under or in respect of this Agreement or be entitled to status as a third party beneficiary of any obligation arising under this Agreement or to enforce the obligation of any Member under this Agreement.

Section 10.10 Waiver of Action for Partition. Each Member irrevocably waives any right that such Member has or may have to maintain any action for partition with respect to the property of the Company.

[*Signature page follows.*]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amended and Restated Operating Agreement as of the date first set forth above.

MEMBERS:

AMERICAN RESOURCES CORPORATION

By: ______________________________
Mark Jensen, Chief Executive Officer

HG VENTURES LLC

By: ______________________________
Jonathan Schalliol, Director

SCHEDULE A

Members Schedule

Member's Name and Address	Percentage Interest
American Resources Corporation 12115 Visionary Way, Suite 174, Fishers, IN, 46038	92.50%
HG Ventures LLC 6320 Intech Way Indianapolis, IN 46278	7.50%